Exhibit No. 10.1

HOMETOWN BANKSHARES CORPORATION

RESTRICTED STOCK PLAN

1. Purpose. The Restricted Stock Plan (the “Plan”) is intended to provide incentives which will attract and retain highly competent persons as officers, key employees and consultants of HomeTown Bankshares Corporation (the “Company”) and its subsidiaries, by providing them with opportunities to acquire common stock of the Company (“Common Stock”) pursuant to awards (“Awards”) that may be for full, partial or no consideration as described herein.

2. Administration. The Board of Directors (“Board”) of the Company shall be responsible for the supervision and administration of the Plan. Any questions or interpretation of the Plan or of any Awards issued in accordance with its provisions shall be determined by the Board and such determination shall be final and binding upon all persons. Any or all powers and discretions vested in the Board under the Plan (except the power to amend or terminate the Plan) may be exercised by a committee consisting of at least three directors (the “Committee”) authorized by the Board to do so. A majority of the members of the Committee shall constitute a quorum, and all determinations of the Committee shall be made by a majority of its members. Any determination of the Committee under the Plan may be made without notice or meeting of the Committee, by a writing signed by a majority of the Committee members.

3. Participants. Participants will consist of such key employees (including officers) or consultants of the Company or any or all of its present or future subsidiaries as the Board, in its sole discretion, determines to be primarily responsible for the success and future growth and profitability of the Company and whom the Board may designate from time to time to receive Awards under the Plan. Awards may be granted under this Plan to persons who have previously received Awards or other benefits under this or other plans of the Company who are contemplated by the Board to make material contributions to the success of the Company.

4. Shares Reserved Under the Plan. There are hereby reserved for issuance as Awards under the Plan an aggregate of One Hundred Twenty Thousand (120,000) shares of the Company’s authorized but unissued Common Stock.

Any shares subject to Awards may thereafter be subject to new Awards under this Plan if shares of Common Stock are issued under such Awards and are thereafter reacquired by the Company pursuant to rights reserved by the Company upon issuance thereof.

5. Awards. Awards will consist of Common Stock transferred to Participants for full, partial or no consideration. Transfer of stock for partial or no consideration shall be characterized as compensation for service rendered to the Company when any restrictions are released.

6. Adjustment Provisions. If the Company shall at any time change the number of issued shares of Common Stock without new consideration to the Company (by stock dividends, stock splits, or similar transactions), the total number of shares reserved for issuance under the Plan and the number of shares covered by each outstanding Award shall be adjusted so that the value of each such Award shall not be changed. Awards may also contain provisions for their continuation or for other equitable adjustments after changes in the Common Stock resulting from reorganization, sale, merger, consolidation or similar occurrences.

7. Nontransferability. Except as set forth in this Agreement, each Award granted under the Plan to a Participant shall not be transferable by him or her until the expiration or release of any restriction(s) that may be imposed by the Company upon the Participant at the time an Award is granted. The Participant may, with the written consent of the Company, transfer all or part of the Award granted under this Agreement to a trust or other entity established by the Participant for estate tax purposes, subject to the written agreement by the Trustee of such trust or governing body of other entity to be bound and subject to the terms of this Agreement

8. Other Provisions. Any Award under the Plan may also be subject to such other provision (whether or not applicable to the Award to any other Participant) as the Board determines appropriate, including without limitation, provisions for the forfeiture of and restrictions on the sale, resale or other disposition of shares acquired under any Award, provisions giving the Company the right to repurchase shares acquired under any Award, provisions to comply with federal and state securities laws, or understandings or conditions as to the Participant’s employment in addition to those specifically provided for under the Plan.

9. Tenure. A Participant’s right, if any, to continue to serve the Company and its subsidiaries as an officer, employee or otherwise, shall not be affected by his designation as Participant under the Plan.

10. Duration, Amendment and Termination. No Award shall be granted more than 10 years after the date of adoption of this Plan; provided, however, that the terms and conditions applicable to any Award granted within such period may thereafter be amended or modified by mutual agreement between the Company and the Participant or such other persons as may then have an interest therein. Also, by mutual agreement between the Company and a Participant, or under any future plan of the Company, Awards may be granted to such Participant in substitution and exchange for, and in cancellation of, any Awards previously granted such Participant under this Plan, or any benefit previously or thereafter granted to him under any past or future plan of the Company. The Board may amend the Plan from time to time or terminate the Plan at any time. However, no action authorized by this paragraph shall reduce the amount of any existing Award or change the terms and conditions thereof without the Participant’s prior written consent.

The Company has caused this Plan to be adopted effective this 10th day of September, 2009, by its duly authorized corporate officer designated hereinbelow.

HOMETOWN BANKSHARES CORPORATION

By:	/s/ William C. Moses
Title:	Secretary